Exhibit 99.2

NOTICE OF FULL REDEMPTION

Icahn Enterprises L.P.

Icahn Enterprises Finance Corp.

4.750% Senior Notes due 2024

(CUSIP No. 451102 BU0; U44927 AU2; 451102 BV8; U44927 AY4 and 451102 BW6)

NOTICE IS HEREBY GIVEN, pursuant to Section 3.03 of the Indenture, dated as of September 6, 2019, as amended or supplemented (the “Indenture”), among Icahn Enterprises L.P. (the “Company”), Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with the Company, the “Issuers”), Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”) and paying agent (the “Paying Agent”), pertaining to the 4.750% Senior Notes due 2024 (the “2024 Notes”), that the Issuers have elected to redeem any and all outstanding 2024 Notes. Capitalized terms used but not otherwise defined in this notice have the meanings given to such terms in the Indenture.

The details of the redemption are as follows:

1.	The redemption date of the 2024 Notes is June 15, 2024 (the “Redemption Date”).

2.	The redemption price for the 2024 Notes is 100.000% of the principal amount of the 2024 Notes, plus accrued and unpaid interest thereon from and including the last date upon which interest was paid up to, but not including, the Redemption Date (the “Redemption Price”).

3.	All 2024 Notes outstanding on the Redemption Date will be redeemed.

4.	The name and address of the Paying Agent is:

Wilmington Trust, National Association

1100 North Market Street – 5th Floor

Wilmington, Delaware 19890-1626

Attn: WorkFlow Management

5.	Payment of the Redemption Price for the 2024 Notes called for redemption will be made to the Holders on or after the Redemption Date upon presentation and surrender of such 2024 Notes to the Paying Agent at the address listed above (either directly or, if held in book-entry form through The Depository Trust Company (“DTC”), surrendered for redemption in accordance with DTC’s instructions and procedures therefor). Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price.

6.	Unless the Issuers default in the payment of the Redemption Price, interest on the 2024 Notes called for redemption ceases to accrue on and after the Redemption Date.

7.	The 2024 Notes are being redeemed pursuant to Section 3.07(c) of the Indenture and paragraph (5)(c) of the Global Note.

8.	CUSIP numbers appearing herein have been included solely for the convenience of the Holders of the outstanding 2024 Notes. Neither the Issuers nor the Trustee shall be responsible for the selection or use of any such CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers listed in this Notice of Full Redemption or printed on the 2024 Notes.

9.	Holders may be subject, under certain circumstances, to backup withholding with respect to the Redemption Price. Such backup withholding may be applicable if such Holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements. A Holder who wishes to avoid the imposition of backup withholding should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when presenting a Note for payment.

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Dated May 1, 2024